Exhibit 21.1
Subsidiaries Of NetFabric Holdings, Inc.

                    Name                        Jurisdiction of Incorporation
-----------------------------------------       --------------------------------
NetFabric Corporation                           Delaware
UCA Services, Inc.                              New Jersey
Intrusion Detection Technologies, Inc.          Florida
NetFabric Technologies India PVT Limited.       India